UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 26, 2007

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 26, 2007, Nova TV d.d. (“Nova TV”) and Operativna Kompanija d.o.o. (“OK”), the Croatian subsidiaries of Central European Media Enterprises Ltd. (the “Company”), entered into a settlement agreement with Global Communications d.o.o. (“Global”) to settle all outstanding litigation between the parties and release Nova TV and OK from claims relating to such litigation (as summarized in Part 1, Item 1, Note 18 of the Company’s Form 10-Q for the period ended September 30, 2007). In consideration of Global withdrawing its claims, Nova TV has agreed to withdraw its claims and pay Global EUR 7.5 million  (approximately US$ 11 million) and provide advertising seconds to Global over a two-year period with an aggregate value of EUR 2 million (approximately US$ 3 million). The advertising time is being provided to Global pursuant to a separate advertising sales agreement that was signed on the same date.  In the event of certain breaches by Global, Nova TV may terminate this agreement and pay Global an amount in cash equal to sixty-five percent of the value of the unused advertising time at the date of such termination.

On November 26, 2007, Nova TV entered into settlement agreements with three of the former shareholders of OK, Narval A.M. d.o.o. (“Narval”), Studio Millenium d.o.o. (“Studio”) and Richard Anthony Sheldon (“Sheldon”), to settle all outstanding litigation between the parties (as summarized in Part 1, Item 1, Note 18 of the Company’s Form 10-Q for the period ended September 30, 2007). In consideration of Narval, Studio and Sheldon withdrawing their claims, Nova TV has agreed to pay each of the parties HRK 111,700 (approximately US$ 23,000) due to them for their shares of OK under the sale and purchase contract dated July 8, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: November 30, 2007	/s/ Wallace Macmillan
Wallace Macmillan Chief Financial Officer